                                                                 EXHIBIT 10.4.24


                     VARIABLE RATE COGNOVIT PROMISSORY NOTE
                     --------------------------------------

$3,000,000.00                                                     April 16, 1998


     For value received, the undersigned, Neoprobe Corporation, a Delaware corporation, with offices at 425 Metro Place South, Suite 400, Dublin, Ohio 43017-1367 (hereinafter referred to as "Maker"), promises to pay to the order of Bank One, NA, a national banking association (hereinafter referred to as "Payee," which term shall include any holder hereof), at its principal place of business at 100 East Broad Street, 7th Floor, Columbus, Ohio 43271-0170, or at such other place as Payee may designate, the principal sum of Three Million Dollars ($3,000,000), or so much thereof as may be advanced by Payee to Maker from time to time, together with all charges herein provided and interest on the unrepaid advances of said principal sum from date of disbursement by Payee, payable in cash at the rates and in the manner hereinafter set forth.

                                    ARTICLE I
                                   DEFINITIONS
                                   -----------

     1.1 The following terms wherever used in this Note shall have the following meanings:

     "Advance" shall mean any loan, advance of funds, or extension of credit under the Loan Agreement.

     "Collateral" shall mean all accounts receivable and inventory owned by Maker, and all proceeds thereof, as more particularly described in the Security Agreement.

     "Default Rate of Interest" shall mean the rate equal to two percent per annum plus the applicable rate of interest being charged hereunder.

     "Designated LIBOR Rate" shall mean the applicable LIBOR Rate elected by Maker in the applicable Interest Rate Notice of Election.

     "Designated LIBOR Rate Amount" shall mean the entire amount of an Advance with respect to which Maker exercises Maker's Interest Rate Conversion Option under Section 2.2, below.

     "Interest Rate Conversion Option" shall mean the option of Maker to convert the interest rate being charged hereunder on a Designated LIBOR Rate Amount for a Permitted LIBOR Period from the Variable Rate to a LIBOR Rate.

     "Interest Rate Conversion Date" shall mean the date on which Payee makes to Maker an Advance with respect to which Maker has exercised its Interest Rate Conversion Option.

     "Interest Rate Notice of Election" shall mean the written statement of Maker to Payee informing Payee of Maker's election to exercise the Interest Rate Conversion Option and containing such additional information as is required to permit Payee to effectively convert the rate of interest, including without limitation, the applicable rate requested, the Designated LIBOR Rate Amount and the Permitted LIBOR Period (as applicable).

     "LIBOR Business Days" shall mean business days in which dealings in dollars are carried out in the London Interbank Market.



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     "LIBOR Rate" shall mean the rate per annum equal to (i) 225 basis points, plus (ii) a rate determined pursuant to the following formula:

                             London Interbank Rate
                        -------------------------------
                        100% - LIBOR Reserve Percentage

     "LIBOR Reserve Percentage" shall mean the reserve requirement including any supplemental and emergency reserves (expressed as a percentage) applicable to member banks of the Federal Reserve System in respect of "Eurocurrency Liabilities" under Regulation D of the Board of Governors of the Federal Reserve System, or any substituted or amended reserve requirement hereinafter applicable to member banks of the Federal Reserve System, which is in effect as of the applicable Interest Rate Conversion Date and taking into account any transitional requirements thereto becoming effective during the specified Permitted LIBOR Period.

     "Loan Agreement" shall mean that certain Loan Agreement dated the same date as this Note pursuant to which the principal amount of this Note is to be disbursed, by which Payee agrees to loan funds to Maker pursuant to the terms and conditions stated therein.

     "Loan Documents" shall collectively mean this Note, the Security Agreement, Loan Agreement and any other instrument, affidavit, certificate or document heretofore, now or hereafter given by Maker in connection with the closing of the loan evidenced by this Note.

     "London Interbank Market" shall mean the buying and selling of dollar deposits payable outside the United States of America between Payee and other financial institutions in the ordinary course of Payee's business.

     "London Interbank Rate" shall mean the per annum rate of interest (rounded upward to the nearest 1/8 of 1%) at which United States dollar deposits in immediately available and freely transferable funds, would be offered to Payee on the applicable Interest Rate Conversion Date as of 10:00 a.m. New York City time (or at such time on the next LIBOR Business Day closest to the Interest Rate Conversion Date), which deposits are in immediately available funds, for a period comparable to the specified Permitted LIBOR Period and in an amount comparable to the specified Designated LIBOR Rate Amount.

     "Maturity Date" shall mean February 28, 1999.

     "Note" shall mean this Variable Rate Cognovit Promissory Note.
     "Permitted LIBOR Period" shall mean any period of time designated by Maker in an Interest Rate Notice of Election, equal in duration to 30, 60, 90 or 180 days, but in no event a period extending beyond the Maturity Date.

     "Prime Rate" shall mean the interest rate established and announced from time to time by Payee as its prime rate, based upon its consideration of economic, money market, business and competitive factors, and it is not necessarily the most favorable rate of Payee. Each change in said Prime Rate shall, without notice, automatically and immediately change the rate of interest due hereon.

     "Rate Quote" shall mean any rate quoted to Maker by Payee in response to a Rate Quote Request, which response may be made either verbally or in writing and shall include the duration of the quote. If the quote is verbal, Payee's internal rate sheet on the date of such quote shall be conclusive evidence of the rate quoted. Unless specified otherwise, a Rate Quote shall be deemed valid for 24 hours.

     "Rate Quote Request" shall mean a request by Maker to Payee to quote any rate of interest available hereunder pursuant to Maker's Interest Rate Conversion Option, which request shall be made either verbally or in writing and shall contain all necessary information required by Payee in order to give a Rate Quote.

     "Reconversion Date" shall mean the first day immediately following the last day of the applicable Permitted LIBOR Period.


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

     "Security Agreement" shall mean a certain Security Agreement dated the same date as this Note pursuant to which Maker has granted to Payee a security interest in the Collateral to secure payment of this Note.

     "Variable Rate" shall mean the rate equal to the Prime Rate.


                                   ARTICLE II
                       PAYMENTS OF PRINCIPAL AND INTEREST
                       ----------------------------------

         2.1 From and after the date of this Note, interest on the unrepaid advances of the principal sum from date of disbursement by Payee at the Variable Rate shall be due and payable monthly on the first day of each month commencing with the first day of the calendar month immediately following the date of this Note and continuing on the first day of each month thereafter through the Maturity Date. Notwithstanding the foregoing, Maker shall have the option to convert the interest rate charged on all or portions of the outstanding principal balance to a LIBOR Rate as set forth in Section 2.2 hereof. In the event Maker shall effectively convert the interest charged on all or portions of the outstanding principal balance pursuant to Section 2.2, interest on such portions shall accrue and be due and payable as set forth in Section 2.2.

         2.2 Maker may, at the time Maker requests an Advance of $250,000 or more, exercise Maker's Interest Rate Conversion Option to convert the interest rate payable hereunder on the entire amount of such Advance from the Variable Rate to a LIBOR Rate for a Permitted LIBOR Period. Maker shall be entitled to request a Rate Quote from Payee by submitting a Rate Quote Request. In the event Maker desires to accept a Rate Quote, Maker shall deliver to Payee an Interest Rate Notice of Election. In the event Maker shall effectively elect a LIBOR Rate, commencing on the applicable Interest Rate Conversion Date, interest on the applicable Designated LIBOR Rate Amount shall accrue at the LIBOR Rate indicated in the applicable Rate Quote and interest payments shall be due and payable monthly at such LIBOR Rate for the applicable Permitted LIBOR Period, commencing on the first day of the first month immediately following the applicable Interest Rate Conversion Date and continuing thereafter on the first day of each month through the applicable Reconversion Date, at which time the interest rate payable hereunder on such Designated LIBOR Rate Amount shall automatically reconvert to the Variable Rate and monthly payments shall be due and payable in accordance with Section 2.1, above, thereafter throughout the balance of the term of this Note.

         2.3 All interest payable in accordance with this Note shall be calculated on the basis of the actual number of calendar days elapsed but computed on a daily basis as if each year consisted of 360 days.

         2.4 All principal and all accrued and unpaid interest shall be due and payable in full on the Maturity Date.

         2.5 In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Payee with any request or directive of any such authority (whether or not having the force of law) (each of the foregoing being referred to as a "Regulatory Requirement"), shall (a) affect the basis of taxation or payments to Payee of any Designated LIBOR Rate Amount under this Note (other than taxes imposed on the overall net income of Payee by the jurisdiction, or by any political subdivision or taxing authority of any such jurisdiction, in which Payee has its principal office), or
(b) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Payee, or (c) impose any other condition, requirement or charge with respect to this Note or the Loan Documents (including, without limitation, any capital adequacy requirement, any requirement which affects the manner in which Payee allocates capital resources to its commitments or any similar requirement), and the result of any of the foregoing change in external conditions is to increase the actual cost to Payee of making or maintaining the loan evidenced by this Note (the "Loan") or any advance hereunder, to reduce the actual amount of any sum receivable by Payee thereon, or to reduce the actual rate of return on the capital of Payee from the actual cost, sum receivable or rate of return applicable on the date of this Note, then Maker shall pay to Payee, from time to time, upon request of Payee, additional amounts sufficient to compensate Payee for such increased cost, reduced sum receivable or reduced rate of return (collectively,


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"Reduced Earnings") to the extent Payee is not compensated therefor in the computation of the interest rates applicable to the Loan. A detailed statement as to the amount of such increased cost, reduced sum receivable or reduced rate of return, prepared in good faith and submitted by Payee to Maker, shall be conclusive and binding for all purposes, absent manifest error in determination. Payee shall promptly notify Maker of any event occurring after the date of this Note that entitles Payee to additional compensation pursuant to this Section. This provision is for the benefit of Payee and is not intended to increase the yield to payee above the rates of interest provided for in this Note.

         2.6 Notwithstanding any other provision of this Note to the contrary, if, upon receiving an Interest Rate Notice of Election (a) deposits in U.S. dollars for periods comparable to the Permitted LIBOR Period elected by Maker are not available to Payee in the London Interbank Market, or (b) the LIBOR Rate will not accurately cover the cost to Payee of making or maintaining the related Designated LIBOR Rate Amount, or (c) by reason of national or international financial, political or economic conditions or by reason of any applicable Regulatory Requirement, including without limitation exchange controls, it is unlawful, impossible or unduly burdensome for Payee (i) to advance the relevant Designated LIBOR Rate Amount or (ii) to continue any outstanding sum as a Designated LIBOR Rate Amount, then Maker shall not be entitled, so long as such circumstances continue, to request a Designated LIBOR Rate Amount or a continuation of the LIBOR Rate for any such outstanding sum from Payee. In the event that such circumstances no longer exist, Payee shall again consider requests for Designated LIBOR Rate Amounts.

         2.7 In the event that any Regulatory Requirement, including without limitation exchange controls, shall make it unlawful or impossible for Payee to maintain any Designated LIBOR Rate Amount under this Note, the Maker shall, after receipt of notice thereof from Payee, repay in full the then-outstanding principal amount of all Designated LIBOR Rate Amounts together with all accrued interest thereon to the date of payment and all amounts due to the affected Payee under Section 2.8, (a) on the last day of the then-current Permitted LIBOR Period, if any, applicable to such Designated LIBOR Rate Amount, if Payee may lawfully continue to maintain such Designated LIBOR Rate Amount to such day, or
(b) immediately if Payee may not continue to maintain such Designated LIBOR Rate Amount to such day. This provision is for the benefit of Payee and is not intended to increase the yield to Payee above the rates of interest provided for in this Note. This Section 2.7 shall apply only as long as such illegality exists. Payee shall use reasonable, lawful efforts to avoid the impact of such law, treaty, rule or regulation. As an alternative to the repayment obligation provided in this Section 2.7, Maker may, at its option, and at the time provided in this Section 2.7, convert any affected advance or a portion thereof to the Variable Rate or to any Designated LIBOR Rate Amount of a duration that remains unaffected by the foregoing external conditions, in each case accompanied by the payment of all accrued interest on the affected Advance to the date of conversion and all amounts due to Payee under Section 2.8.

         2.8 If Maker makes any payment of principal with respect to any Designated LIBOR Amount on any other date than the last day of a Permitted LIBOR Period applicable thereto or if Maker fails to borrow any Designated LIBOR Amount after notice has been given to Payee in accordance with Section 2.2, or fails to make any payment of principal or interest in respect of a Designated LIBOR Amount when due or at the Maturity Date, then Maker shall reimburse Payee on demand for any resulting actual and direct loss or expense incurred by Payee, determined in Payee's reasonable opinion, including without limitation any loss incurred in obtaining, liquidating or employing deposits from third parties. A detailed statement as to the amount of such loss or expense, prepared in good faith and submitted by Payee to Maker, shall be conclusive and binding for all purposes absent manifest error in determination. This provision is for the benefit of Payee and is not intended to increase the yield to Payee above the rates of interest provided for in this Note.

         2.9 The provisions of Sections 2.5 and 2.8 shall survive the termination and payment in full of this Note.

                                   ARTICLE III
                                  LATE CHARGES
                                  ------------

         3.1 If any of said payments of principal or interest or any combination thereof are not paid in full within five days after such payment is due, then in addition to the amount of said payment there shall be due, and Maker promises to pay, a late charge in respect of each said payment in the amount of 5% which Maker agrees is a fair and reasonable charge for costs incurred by Payee in processing such late payment and shall not be deemed a penalty.


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                                   ARTICLE IV
                                   PREPAYMENT
                                   ----------

         4.1 This Note evidences a loan in the form of a revolving line of credit, and Maker may, subject to the applicable provisions under this Note and the Loan Agreement, borrow, repay, and re-borrow sums an unlimited number of times.

         4.2 In the event the applicable rate of interest charged hereunder is the Variable Rate, the privilege is hereby reserved by Maker to prepay this Note in whole or in part at any time and from time to time without premium or penalty, provided that Payee shall receive written notice of Maker's intention to so prepay not less than three days prior to such prepayment and further provided that a payment of all accrued and unpaid interest applicable to the portion of the principal amount to be prepaid, to the date of such prepayment, is included with such prepayment.

         4.3 In the event the applicable rate of interest charged hereunder is the LIBOR Rate, Maker may prepay this Note, provided that Payee shall receive written notice of Maker's intention to so prepay not less than three business days prior to such prepayment date ("LIBOR Prepayment Notice") and provided further that: (a) such prepayment shall be of one or more Designated LIBOR Rate Amount(s) in full (no partial prepayment of any Designated LIBOR Rate Amount is permitted); (b) Maker shall indicate on the LIBOR Prepayment Notice which Designated LIBOR Rate Amount(s) are to be prepaid ("Prepayment Amount"); and (c) concurrently with such prepayment Maker shall pay all accrued interest and any late charge or charges then due and owing on the Prepayment Amount. Maker may prepay this Note on the last day of a Permitted LIBOR Period in whole or in part without premium or penalty provided that Payee shall receive written notice of Maker's intention to so prepay not less than three days prior to such prepayment and further provided that a payment of all accrued and unpaid interest applicable to the portion of the principal amount to be prepaid, to the date of such prepayment, is included with such prepayment.

                                    ARTICLE V
                                     DEFAULT
                                     -------

         5.1 The term "Event of Default" shall mean the occurrence of any one or more of the following:

         (a) A failure by Maker to make any payment of principal or interest or any combination thereof under this Note when due.

         (b) The material incorrectness of any representation or warranty made by Maker to Payee in any of the Loan Documents or any financial statement or other document delivered to Payee in connection with the Loan.

         (c) The inability of Maker to satisfy any one or more of the conditions specified in the Loan Agreement as precedent to the obligation of Payee to make a loan disbursement after an application for a loan disbursement has been submitted by Maker to Payee.

         (d) The failure of Maker to observe, perform or comply with any of the other terms, covenants or conditions of Maker set forth in the Loan Documents and to cure such failure within the time period, if any, specified therein.

         5.2 Upon the occurrence of any Event of Default, the entire unpaid balance of principal and interest evidenced by this Note, together with all sums of money advanced by Payee in accordance with the terms of any one or more of the Loan Documents, and all sums due and owing for any late charge or charges hereunder (the foregoing being hereinafter collectively referred to as the "Indebtedness") shall thereupon bear interest at the Default Rate of Interest, and at the option of Payee, all the Indebtedness together with interest at the Default Rate of Interest shall immediately become due and payable ("Acceleration") without demand made therefor and without notice to any person, notice of the exercise of said option being hereby expressly waived, and Payee shall have all remedies of a secured party under law and equity to enforce the payment of all of the Indebtedness, time being of the essence of this Note. The Default Rate of Interest shall be charged to Maker upon the occurrence of any Event of Default notwithstanding any


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invoices or billing statements sent by Payee to Maker indicating an interest rate to the contrary. In addition, any waiver of Payee's right to charge the Default Rate of Interest or to accelerate the Indebtedness must be made in writing and cannot be waived by oral representation or the submission to Maker of monthly billing statements.

                                   ARTICLE VI
                                  MISCELLANEOUS
                                  -------------

         6.1 The failure of Payee to exercise any option herein provided upon the occurrence of any Event of Default shall not constitute a waiver of the right to exercise such option in the event of any continuing or subsequent Event of Default. Maker hereby agrees that the maturity of all or any part of the Loan may be postponed or extended and that any covenants and conditions contained in this Note or in any of the other Loan Documents may be waived or modified without prejudice to the liability of Maker on said Note or Loan Documents.

         6.2 When this Note becomes due, by Acceleration or otherwise, Payee may, at its option, demand, sue for, collect or make any compromise or settlement it deems desirable with reference to property held as security herefor. Payee shall not be bound to take any steps necessary to preserve any rights in the property held as security herefor against prior parties, which Maker hereby assumes to do. Maker expressly authorizes Payee to deal in any manner with any collateral and the security of every kind and character given to secure the payment of Maker's obligations under this Note, and, without limiting the generality of the foregoing, Maker expressly authorizes Payee to waive any rights which Payee may have relative to requiring additional collateral or to surrendering or to releasing collateral held by Payee, or to substituting any Collateral held by Payee for other collateral of like kind, or of any kind, nor shall the obligations of Maker under this Note, nor the rights of Payee under the Loan Documents be diminished or in any manner affected by the failure of Payee to exercise its rights with reference to such collateral or in any manner failing to proceed against the collateral or security pledged or conveyed as security for the obligations of Maker under this Note. The provisions hereof shall apply and be controlling as to all property which may at any time be security herefor.

         6.3 Maker hereby authorizes Payee, in its sole discretion, upon the occurrence of an Event of Default, to apply all or any portion of the balance of any account maintained by Maker with Payee to the payment or reduction, in whole or in part, of any and all principal and interest then due, whether by acceleration or otherwise, to Payee under this Note. Upon the occurrence of any Event of Default, Payee shall have the right to setoff against all obligations of Maker to Payee hereunder, whether matured or unmatured, all amounts owing to Maker by Payee, whether or not then due and payable, and all other funds or property of Maker on deposit with or otherwise held in the custody of Payee or any of its affiliates, all without notice to or demand on Maker, such notice and demand being hereby waived.

         6.4 Presentment for payment, notice of dishonor, protest, notice of protest and diligence in bringing suit against any party hereto are hereby waived by Maker.

         6.5 Maker hereby waives all relief from any and all appraisement or exemption laws now in force or hereafter enacted.

         6.6 The obligations evidenced or created by this Note, as well as all waivers of rights by Maker contained herein, shall effectively bind and be the obligations and waivers of any and all others who may at any time become liable for the payment of all or any part of this Note, including without limitation all endorsers and guarantors.

         6.7 Nothing herein contained, nor in any of the other Loan Documents or other documents relating hereto, shall be construed or so operate as to require Maker, or any person liable for the payment of the Loan, to pay interest in an amount or at a rate greater than the highest rate permissible under applicable law. Should any interest or other charges paid by Maker, or any parties liable for the payment of the Loan, result in the computation or earning of interest in excess of the highest rate permissible under applicable law, then any and all such excess shall be and the same is hereby waived by Payee, and all such excess shall be automatically credited against and in reduction of the principal balance, and any portion of said excess which exceeds the principal balance shall be paid by Payee to Maker and any parties liable for the payment of the loan made pursuant to this Note, it being the intent of the parties hereto that under no circumstances shall Maker or any parties liable for the payment of the loan hereunder be required to pay interest in


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excess of the highest rate permissible under applicable law. All interest paid or agreed to be paid to Payee shall, to the extent permitted under applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of this Note, including the period of any renewal or extension thereof, so that interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.

         Notwithstanding anything to the contrary herein contained, in the event that the Variable Rate should ever exceed the highest rate permissible under applicable law, thereby causing the interest accruing on the Indebtedness to be limited to such highest rate permissible under applicable law, then any subsequent reduction in the Prime Rate shall not reduce the rate of interest charged hereunder below the highest rate permissible under applicable law until the total amount of interest accrued on the Indebtedness equals the amount of interest which would have accrued on such indebtedness if the Variable Rate had been in effect at all times in the period during which the rate charged thereon was limited to the highest rate permissible under applicable law.

         6.8 Maker acknowledges and agrees that all property pledged or assigned by Maker to Payee as security for this Note has been pledged or assigned as security for the entirety of all Indebtedness.

         6.9 If any provision (or any part of any provision) contained in this Note shall for any reason be held or deemed to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Note, and this Note shall be construed as if such invalid, illegal or unenforceable provision (or part thereof) had never been contained herein and the remaining provisions of this Note shall remain in full force and effect.

         6.10 Maker hereby authorizes any attorney-at-law to appear in any court of record in the State of Ohio or in any other state or territory of the United States at any time after this Note becomes due, whether by acceleration or otherwise, to waive the issuing and service of process, and to confess judgement against Maker in favor of Payee for the amount due together with interest, expenses, the costs of suit and reasonable counsel fees, and thereupon to release and waive all errors, rights of appeal and stays of execution. Such authority shall not be exhausted by one exercise, but judgment may be confessed from time to time as any sums and/or costs, expenses or reasonable counsel fees shall be due, by filing an original or a photostatic copy of this Note. Maker waives any right to move any court for an order having any attorney or firm representing Payee removed or disqualified as counsel for Payee as a result of such attorney or firm confessing judgment against Maker in accordance with this
Section 6.10. Maker hereby expressly waives any conflicts of interest that may now or hereafter exist as a result of any attorney representing Payee confessing judgment against Maker and expressly consents to any attorney representing Payee or to any other attorney to confess judgment against Maker in accordance with this Section 6.10. Maker hereby further consents and agrees that Payee may pay any attorney confessing judgment and that any fees so paid may be included in the amount of such judgment.

         6.11 Maker hereby agrees to pay to Payee all costs of collecting and securing, and of attempting to collect and to secure this Note, including without limitation reasonable attorneys' fees, appraisers' fees, court costs, and notice charges, whether such attempt be made by suit, in bankruptcy, or otherwise, and said costs and any other sums due Payee by virtue of this Note may be included in any judgment or decree rendered.

         This Note is delivered in the State of Ohio and is to be governed by and construed in accordance with the laws of the State of Ohio. In addition to any other appropriate jurisdiction determined by Payee, Maker hereby consents to and, by execution of this Note, submits to the personal jurisdiction of the Court of Common Pleas of Franklin County, Ohio and the United States District Court sitting in Columbus, Ohio for the purposes of any judicial proceedings which are instituted for the enforcement of this Note. Maker agrees that venue is proper in said jurisdiction.


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



WARNING -- BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

                               NEOPROBE CORPORATION

                               By: /s/ John Schroepfer
                                   -------------------------------------------

                               Print Name:  John Schroepfer
                                   -------------------------------------------

                               Its:  Vice President Finance and Administration
                                   -------------------------------------------





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